SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: October 12, 2006

KLONDIKE STAR MINERAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30965	91-1980708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2009 Iron Street, Bellingham, WA 98225

(Address of principal executive offices)

Registrant's telephone number, including area code: (260) 647-3170

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Executive Officers

On October 3, 2006, the Company appointed the following individuals as directors:

Sergei Doodchenko, P. Eng.

Albert Khelfa

Mr. Sergei Doodchenko, P. Eng is a mechanical engineer with over forty years of business and engineering experience in the mining, agricultural processing, oil, forestry and international development sectors. Currently president, Diaser Consulting Ltd., he spent the last twenty years as president and owner of an engineering and design/build construction company undertaking major projects in various Canadian jurisdictions, the United Arab Emirates, Indian, Kazakhstan and Turkey.

M. Alberta Khelfa has been a senior management and international development consultant since 1994. He has multiple degrees and diplomas in dental surgery,, biology, natural sciences, business administration and education from the University of Cairo, the University of Quebec and the University of Montreal. His career encompasses significant experience in developing business and trade relations, negotiating joint ventures and other commercial ventures, management training programs, and conducting market and feasibility studies at the international level. These projects and activities have extended to Canada, Egypt, Algeria, Rwanda, Ivory Coast, North Africa, the Middle East, Europe and the United States.

Neither Mr. Doodchenko nor Ms. Khelfa has been involved in any legal proceedings required to be reported hereunder. There are no family relationships among the directors and officers of the Company. There have been no transactions or proposed transactions between the Company and Mr. Doodchenko or Mr. Khelfa which would be required to be reported hereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLONDIKE STAR MINERAL CORPORATION

October 12, 2006

Date                                                         Hans Boge, President